Exhibit 99.1

FORD PRODUCTION CUTS WILL RESULT IN LAYOFFS AT NAVISTAR’S INDIANAPOLIS, IND. DIESEL ENGINE PLANT

WARRENVILLE, Ill. - August 28, 2006 - Navistar International Corporation (NYSE: NAV) reported today that previously announced production cuts by Ford Motor Company will result in an October schedule change at the company’s Indianapolis, Ind., engine assembly plant necessitating the layoff of employees.

Ford announced on August 18 that it would cut car and truck production by 21 percent through the end of the year and temporarily stop production at 10 assembly plants. The Power Stroke brand 6.0-liter V-8 diesel engine for the Ford F-Series Super Duty pickup truck is produced at the plant operated by International Truck and Engine Corporation, Navistar’s operating company.

Sergio Sgarbi, plant manager, said that the new production schedule that will go into effect beginning October 2 will result in the layoff of approximately 380 employees represented by the United Auto Workers union. Layoffs will also impact non-represented employees, but the final number has not yet been determined. The plant is just coming off a previously announced two week shutdown and another week of shutdown is scheduled to begin September 11, 2006.

Details of the new product schedule are not being released for competitive reasons.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines, IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

E-1